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   EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

   Bio-Rad Laboratories, Inc.
   (In thousands, except per share data)
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
                                                                Year Ended December 31,
                                                              1996       1995       1994
   Computation for Consolidated Statements of Income:
        Income before extraordinary charge                  $27,355    $25,156    $15,598
        Extraordinary charge, net of tax efect               (1,176)         -          -
                                                            _______    _______    _______
        Net income                                          $26,179    $25,156    $15,598
                                                            =======    =======    =======

        Weighted average common shares                       12,273     12,206     12,113
                                                            =======    =======    =======
        Earnings per share:
        Earnings per share before extraordinary charge        $2.23      $2.06      $1.29
        Extraordinary charge per share                         (.10)         -          -
                                                            _______    _______    _______
        Earnings per share                                    $2.13      $2.06      $1.29
                                                            =======    =======    =======
   Additional Primary Computation (1):
        Weighted average common shares per above             12,273     12,206     12,113
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                         199        224        156
                                                            _______    _______    _______
        Weighted average common shares, as adjusted          12,472     12,430     12,269
                                                            =======    =======    =======
        Primary earnings per share:
        Earnings per share before extraordinary charge        $2.19      $2.02      $1.27
        Extraordinary charge per share                         (.09)         -          -
                                                            _______    _______    _______
        Earnings per share                                    $2.10      $2.02      $1.27
                                                            =======    =======    =======
   Fully Diluted Computation (1):
        Weighted average common shares per above             12,273     12,206     12,113
        Add-Dilutive effect of outstanding options
             (as determined by the application of
             the treasury stock method)                         252        239        164
                                                            _______    _______    _______
        Weighted average common shares, as adjusted          12,525     12,445     12,277
                                                            =======    =======    =======
        Fully diluted earnings per share:
        Earnings per share before extraordinary charge        $2.18      $2.02      $1.27
        Extraordinary charge per share                         (.09)         -          -
                                                            _______    _______    _______
        Earnings per share                                    $2.09      $2.02      $1.27
                                                            =======    =======    =======

    (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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